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WESTPOINT STEVENS INC.
[LOGO]

Contact:  Morgan M. Schuessler
          Executive V.P. Finance and CFO
          706/645-4230

          WESTPOINT STEVENS ANNOUNCES DUTCH AUCTION TENDER OFFER TO
           REPURCHASE UP TO 3.0 MILLION SHARES OF ITS COMMON STOCK


WEST POINT, Georgia (October 27, 1999)--WestPoint Stevens Inc. (NYSE:WXS) today announced that its Board of Directors has authorized a "Dutch Auction" tender offer for up to 3,000,000 shares of its common stock, representing approximately 6% of its currently outstanding shares. Under terms of the offer, the Company will invite shareholders to tender their shares at prices specified by the tendering shareholders within an expected range of $19.00 to $22.00 per share.

     The tender offer is expected to begin October 29, 1999, or as soon as possible thereafter, and will expire at 12:00 Midnight New York City time, twenty business days thereafter, unless extended by the Company.

     Based upon the number of shares tendered and the prices specified by the tendering shareholders, WestPoint Stevens will select a single per-share purchase price within the expected price range to be paid for shares which have been tendered at or below the selected price. If the offer is over-subscribed, shares will be purchased first from shareholders owning fewer than 100 shares and tendering all of such shares at or below the purchase price determined by the Company and then from all other shares tendered at or below such purchase price on a pro rata basis. The Company reserves the right to purchase more than 3,000,000 shares. The tender offer will not be conditioned on any minimum number of shares being tendered.

     Neither the Company nor the Board of Directors of the Company is making any recommendation to shareholders as to whether they should tender any shares pursuant to the offer. None of the directors or executive officers of the Company intends to tender shares pursuant to the offer. Merrill Lynch will act as dealer-manager. Innisfree M&A Incorporated will act as information agent.

     The Company expects to use funds available under its revolving credit facility to finance the share repurchase.

     Holcolmbe T. Green, Chairman and Chief Executive Officer, remarked, "The Board of Directors believes that the Company's financial position, outlook and current market conditions, make this an attractive time to repurchase a portion of the outstanding shares. In our view, the offer represents an acceleration of the Company's existing share repurchase program."

     WestPoint Stevens Inc. is a home fashions consumer products marketing company with a comprehensive line of Company-owned and licensed brands for the bedroom and bathroom. The Company is vertically integrated and is the nation's leading manufacturer and marketer of bed linens, towels, comforters and other accessories that are sold in retail outlets throughout the world. WestPoint Stevens' home fashions and consumer products are marketed under the well-known brand names of GRAND PATRICIAN, MARTEX, UTICA, STEVENS, LADY PEPPERELL and VELLUX, and under licensed brands including RALPH LAUREN HOME COLLECTION, SANDERSON, STAR WARS, ESPRIT, JOE BOXER and SERTA PERFECT SLEEPER. WestPoint Stevens can be found on the World Wide Web at www.westpointstevens.com

     This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sales of these securities in any states in which such offer, solicitation or sale would be unlawful prior to the filing of Schedule 13E-4 or qualification under the securities laws of any such state.

Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements. These risks and uncertainties, and assumptions concerning the Company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.